WEISS, JENSEN, ELLIS & BOTTERI
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                             2300 U.S. BANCORP TOWER
                              111 S.W. FIFTH AVENUE
                             PORTLAND, OREGON 97204


                                February 13, 1992


First Investors Multi-State
 Insured Tax Free Fund
95 Wall Street
New York, New York 10005

         Re: First Investors Oregon Insured Tax Free Series ("Oregon Series") - a Series of the First Investors Multi-State Insured Tax Free Fund ("Multi-State Fund")

Ladies and Gentlemen:

         You have requested our opinion regarding the taxability of certain distributions from the Oregon Series for purposes of the Oregon personal income tax in the case of individual investors and the Oregon corporate excise tax in the case of corporate investors.

         We understand the following:

         a.  The Oregon Series is one series of the Multi-State Fund.

         b. The Multi-State Fund was organized as a Massachusetts business trust on October 30, 1985 and is a diversified open-end management investment company.

         c. The Oregon Series intends to qualify for treatment as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code").

         d. The Oregon Series intends to invest a sufficient portion of its assets in a diversified portfolio of municipal instruments so that it will qualify to pay "exempt-interest dividends" (within the meaning of Section 852(b)(5) of the Code) to investors holding shares in the Oregon Series ("Shareholders").

         e. The municipal instruments held by the Oregon Series will include obligations issued by or on behalf of the State of Oregon and municipal governments and public authorities in the State of Oregon, as well as obligations issued by territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, if


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the interest on such  obligations is statutorily  exempt from federal income tax and the Oregon personal income tax.

         f. While the investment objective of the Oregon Series is to provide a high level of interest income that is exempt from federal income tax and the Oregon personal income tax, the Oregon Series may invest a portion of its assets (not to exceed 20 percent) from time to time on a temporary basis in fixed income assets that may be subject to federal income tax and the Oregon personal income tax.

         In rendering our opinion, we have assumed that dividends paid by the Oregon Series and designated as exempt-interest dividends as required by Section 852(b)(5) of the Code will qualify as interest excludable from a Shareholder's gross income for federal income tax purposes under Section 103 of the Code.

         Based  upon  and  subject  to  the   foregoing,   and  subject  to  any
qualifications in the paragraphs below, we are of the opinion that under existing law:

         1. As long as the Oregon Series qualifies as a "regulated investment company" under the Code, and the dividend distribution is designated by the Oregon Series as a "state exempt-interest dividend" (within the meaning of ORS 316.683(2)) in a written notice mailed to Shareholders not later than 60 days after the close of the Oregon Series' taxable year, the portion of any distribution from the Oregon Series that represents interest received by the Oregon Series on obligations (a) of Oregon or its political subdivisions and authorities, (b) of the United States government, or (c) of territories and possessions of the United States or of any authority, commission, or instrumentality of the United States (to the extent federal law exempts interest on such obligations from state taxation) will be exempt from the Oregon personal income tax when distributed to a Shareholder.

         2. Oregon has no special exemption provision for capital gain dividends (defined in Section 852(b)(3) of the Code and excluded from the definition of exempt-interest dividends in Section 852(b)(5) of the Code) that would be available to a Shareholder. Accordingly, capital gain dividends distributed by the Oregon Series to a Shareholder will be subject to the Oregon personal income tax.

         3. If a Shareholder receives a state exempt-interest dividend from the Oregon Series with respect to shares in the Oregon Series, and such shares are held by the Shareholder for less than six months, a loss, if any, on the sale of such shares will be disallowed for Oregon personal income tax purposes to the extent of the amount of the state exempt-interest dividend distributed to the Shareholder with respect to such shares.

         4. A state exempt-interest dividend paid on shares of the Oregon Series will be subject to the Oregon personal income tax


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to the extent  deductible  interest on  indebtedness  was incurred to carry such shares.

         5. Corporate Shareholders subject to the Oregon corporate excise tax must include in income distributions with respect to shares of the Oregon Series.

         We have not examined any of the obligations of the Oregon Series and express no opinion as to whether such obligations, interest thereon, or gain from the sale or other disposition thereof are in fact exempt from the federal income tax or the Oregon personal income tax.

         This opinion is furnished to you specifically in connection with the Oregon Series and it may not be relied upon by you in any other connection. This opinion may not be assigned, used or quoted without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to a post-effective amendment to the Registration Statement on Form N-1A filed with the Securities and Exchange Commission relating to the Multi-State Fund and to the reference to our firm in such post-effective amendment to the Registration Statement and in the Prospectus included therein. We undertake no responsibility to update this opinion.

                                                     Very truly yours,

                                            Weiss, Jensen, Ellis & Botteri

                                            By:  /s/ Mark A. von Bergen
                                                     Mark A. von Bergen